===============================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                      ----------------------------------
                                 SCHEDULE 14A
                                (RULE 14a-101)


                           SCHEDULE 14A INFORMATION
                      ----------------------------------

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF
[X]  Definitive Proxy Statement               COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Additional Materials          RULE 14A-6(e)(2))
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       HORACE MANN EDUCATORS CORPORATION
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee:

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         --------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

         --------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         --------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

         --------------------------------------------------------------------
     (5) Total fee paid:
                                     $125
         --------------------------------------------------------------------
[X]      Fee paid previously with preliminary materials:

         --------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         --------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
                                 SCHEDULE 14A
         --------------------------------------------------------------------
     (3) Filing Party:
                       HORACE MANN EDUCATORS CORPORATION
         --------------------------------------------------------------------
     (4) Date Filed:
                                August 6, 1996
         --------------------------------------------------------------------
==============================================================================

                       HORACE MANN EDUCATORS CORPORATION
                              1 HORACE MANN PLAZA
                       SPRINGFIELD, ILLINOIS 62715-0001

                      ANNUAL MEETING--SEPTEMBER 11, 1996

Dear Shareholders:

  You are cordially invited to attend the Annual Meeting of your Corporation to be held at 10:00 a.m. on Wednesday, September 11, 1996, in the Shareholders' Room of The Bank of America located at 231 South La Salle Street, Chicago, Illinois.

  A report on the current affairs of the Corporation will be presented at the meeting and Shareholders will have an opportunity for questions and comments.

  We request that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

  Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

  Thank you in advance for your assistance.

                                          Sincerely yours,

                                          /s/ John T. Gurash
                                          John T. Gurash
                                          Chairman
                                          Board of Directors

                                          /s/ Paul J. Kardos
                                          Paul J. Kardos
                                          President and
                                          Chief Executive Officer

August 6, 1996

                       HORACE MANN EDUCATORS CORPORATION
                              1 HORACE MANN PLAZA
                       SPRINGFIELD, ILLINOIS 62715-0001

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON SEPTEMBER 11, 1996

  NOTICE IS HEREBY GIVEN that the 1996 Annual Meeting of Shareholders of HORACE MANN EDUCATORS CORPORATION (the "Company") will be held in the Shareholders' Room of The Bank of America located at 231 South La Salle Street, Chicago, Illinois, on Wednesday, September 11, 1996, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

  1. To elect nine (9) Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

  2. To approve the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors;

  3. To approve, for purposes of Internal Revenue Code Section 162(m), certain provisions of the Company's 1996 Annual Cash Incentive Plan;

  4. To approve, for purposes of Internal Revenue Code Section 162(m), certain provisions of the Company's 1996 Long-Term Cash Incentive Plan;

  5. To approve certain amendments to the Company's 1991 Stock Incentive
     Plan;

  6. To approve an amendment to the Company's Certificate of Incorporation to authorize the issuance of 1,000,000 shares of Preferred Stock;

  7. To approve an amendment to the Company's Certificate of Incorporation providing that no action may be taken by the Shareholders of the Company except at an annual or special meeting of the Shareholders;

  8. To ratify the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 1996; and

  9. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on July 15, 1996 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting.

  All Shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed business reply envelope, which requires no postage if mailed in the United States. You may revoke your voted proxy at any time prior to its exercise provided that you comply with the procedures set forth in the Proxy Statement to which this Notice of Annual Meeting of Shareholders is attached. If you attend the Annual Meeting, you may vote in person if you wish.

                                          By order of the
                                          Board of Directors,

                                          /s/ Ann M. Caparros
                                          Ann M. Caparros
                                          Corporate Secretary

Springfield, Illinois
August 6, 1996

IMPORTANT: PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE
           MEETING DATE IS SEPTEMBER 11, 1996.

                                PROXY STATEMENT

                       HORACE MANN EDUCATORS CORPORATION

                        ANNUAL MEETING OF SHAREHOLDERS

                              SEPTEMBER 11, 1996

                              GENERAL INFORMATION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Horace Mann Educators Corporation (the "Company") of proxies from holders of the Company's common stock, par value $.001 per share (the "Common Stock"). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, September 11, 1996, at 10:00 a.m., Central Daylight Savings Time, in the Shareholders' Room of The Bank of America located at 231 South La Salle Street, Chicago, Illinois, and at any adjournment or adjournments thereof (the "Annual Meeting").

  The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number (217) 789-2500). The Proxy Statement and the accompanying proxy card are being first transmitted to Shareholders of the Company on or about August 6, 1996.

  The Board has fixed the close of business on July 15, 1996 as the record date (the "Record Date") for determining the Shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, an aggregate of 23,456,331 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company also intends to make, through bankers, brokers or other persons, a solicitation of beneficial owners of Common Stock.

  At the Annual Meeting, Shareholders of the Company will be asked (i) to elect nine (9) Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified; (ii) to approve the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors (the "Director Stock Plan"); (iii) to approve, for purposes of Internal Revenue Code Section 162(m) ("Section 162(m)"), certain provisions of the Company's 1996 Annual Cash Incentive Plan (the "Short-Term Incentive Plan"); (iv) to approve, for purposes of Section 162(m), certain provisions of the Company's 1996 Long-Term Cash Incentive Plan (the "Long-Term Incentive Plan"); (v) to approve certain amendments to the Company's 1991 Stock Incentive Plan (the "Option Plan"); (vi) to approve an amendment to the Company's Certificate of Incorporation to authorize the issuance of 1,000,000 shares of Preferred Stock (the "Preferred Stock Amendment"); (vii) to approve an amendment to the Company's Certificate of Incorporation providing that no action may be taken by the Shareholders of the Company except at an annual or special meeting of the Shareholders (the "Consent Amendment") and (viii) to ratify the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 1996.

  Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Copies of the Company's Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 1995 were mailed to known Shareholders on or about March 22, 1996.

                          SOLICITATION AND REVOCATION

  PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. SUCH PERSONS ARE DIRECTORS OF THE COMPANY.

  Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted provided that such Shareholder gives oral or written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

  Proxies will be solicited initially by mail. Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock of the Company. The costs of soliciting proxies will be borne by the Company. It is estimated that said costs will be nominal.

SHAREHOLDER APPROVAL

  Shareholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for approval of each of the Director Stock Plan, certain provisions of the Short-Term Incentive Plan, certain provisions of the Long-Term Incentive Plan, amendments to the Option Plan, the Preferred Stock Amendment, the Consent Amendment and the ratification of KPMG Peat Marwick LLP as the Company's auditors for 1996.

  Abstentions may not be specified with regard to the election of Directors. However, abstentions may be specified on the proposals to approve the Director Stock Plan, certain provisions of the Short-Term Incentive Plan, certain provisions of the Long-Term Incentive Plan, amendments to the Option Plan, the Preferred Stock Amendment, the Consent Amendment and the ratification of KPMG Peat Marwick LLP as the Company's auditors for 1996. Such abstentions will be counted as present for purposes of approving the Director Stock Plan, certain provisions of the Short-Term Incentive Plan, certain provisions of the Long-Term Incentive Plan, amendments to the Option Plan, the Preferred Stock Amendment, the Consent Amendment and the ratification of KPMG Peat Marwick LLP as the Company's auditors for 1996 and such abstentions will have the effect of a negative vote.

  Please note that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners.

ABSENCE OF DISSENTERS' OR APPRAISAL RIGHTS

  Under Section 262 of the Delaware General Corporation Law, Shareholders of the Company have the right to dissent from certain actions. In such cases, dissenting Shareholders are entitled to have their shares appraised and to be paid an amount equal to the fair value of their shares, provided that certain procedures perfecting their rights are followed. In the opinion of counsel, the proposals described in this Proxy Statement do not entitle a Shareholder to exercise any such dissenters' or appraisal rights. Accordingly, Shareholders who do not approve of any of the proposals contained in this Proxy Statement will not be entitled to exercise any dissenters' or appraisal rights.

OTHER MATTERS

  Other than the matters set forth above, the Board knows of no matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon in their discretion.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  The By-Laws of the Company provide for the Company to have not less than five nor more than fifteen Directors. The following seven persons currently are serving as Directors of the Company: Stafford R. Grady, Leonard I. Green, John T. Gurash, Donald G. Heth, Paul J. Kardos, Ralph S. Saul and Charles M. Williams. The terms of the current Directors expire at the 1996 Annual Meeting. The Company's Certificate of Incorporation requires that any Director who is 72 or more years of age will be required to retire following the completion of his or her then current term in office; provided, however, that Messrs. Heth and Saul will be eligible to continue to serve on the Board of Directors, if re-elected, until their successors are duly elected and qualified at the 1997 and 1998 Annual Meetings of Shareholders, respectively. Accordingly, Messrs. Grady, Gurash and Williams are not eligible to stand for re-election as Directors and will retire from the Board following the election and qualification of their successors at the Annual Meeting. Following the Annual Meeting, Mr. Gurash will serve as Chairman Emeritus of the Board, a non-voting, advisory position, in which capacity he will have the right to attend meetings of the Board of Directors.

  The proxies solicited by and on behalf of the Board of Directors will be voted "FOR" the election of Messrs. Green, Heth, Kardos and Saul, as well as William W. Abbott, Emita B. Hill, Jeffrey L. Morby, Shaun F. O'Malley and William J. Schoen (the "Board Nominees") unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominees should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

NOMINEES

  The following information, as of July 15, 1996, is provided with respect to each Board Nominee:

WILLIAM W. ABBOTT, 65......  Mr. Abbott is currently self-employed as a business consultant. In 1989, Mr. Abbott retired from 35 years of service at Procter & Gamble, as a Senior Vice President in charge of worldwide sales and other operations. He served as a member of the Board of Directors of Armstrong World Industries from 1982 to 1994. He currently serves as a member of the Board of Directors of Fifth Third Bank of Naples, Florida, a member of the Advisory Board of Deloitte & Touche LLP, a member of the Advisory Board of Manco, a member of the Board of Overseers of the Duke Cancer Center and an Executive in Residence at Appalachian State University.

LEONARD I. GREEN, 62.......  Mr. Green has been a Director of the Company
Chairman of the              since August 1989. Mr. Green has been a partner
Compensation Committee;      of Leonard Green & Partners, L.P., an investment
Member of the Executive      banking firm specializing in management-led
Committee and the            acquisitions, for more than five years. Mr. Green
Investment and Finance       is also a member of the Boards of Directors of
Committee of the Board       Big 5 Corporation, Carr-Gottstein Foods Co.,
                             Communications & Power Industries, Inc.,
                             Foodmaker, Inc., Thrifty PayLess Holdings, Inc.
                             and Thrifty PayLess, Inc.

DONALD G. HETH, 74.........  Mr. Heth, who is retired, has been a Director of
Chairman of the Audit        the Company since 1972. He was the President and
Committee; Member of the     Chief Executive Officer of the Insurance Company
Compensation Committee of    of North America from 1981 to 1983. He was also
the Board                    Chairman and Chief Executive Officer of INA Life
                             Insurance Company.

EMITA B. HILL, 60..........  Dr. Hill is the Chancellor of Indiana University
                             Kokomo, a position she has held for more than five years. She currently serves as a member of the Boards of Directors of the Kokomo Branch of Key Bank, The Kokomo Symphonic Society, Inc. and The Community Foundation of Howard County and as a member of the Board of Trustees of the Children's Museum in Indianapolis.

PAUL J. KARDOS, 59.........  Mr. Kardos was named to his present position as
President and Chief          President and CEO in 1979 and has been a Director
Executive Officer; Member    of the Company since 1979. Mr. Kardos also is a
of the Executive Committee   member of the Boards of Directors of Bank One
and Investment and Finance   Corporation, Springfield, Illinois and St. John's
Committee of the Board       Hospital. Mr. Kardos has been with the Company
                             for 21 years and has 34 years of experience in the insurance industry.

JEFFREY L. MORBY, 59.......  Mr. Morby is currently self-employed as a business consultant and investor. Mr. Morby retired on June 30, 1996 as Vice Chairman of Mellon Bank Corporation and Mellon Bank, N.A., positions he had held for more than five years. As Vice Chairman of Mellon Bank, he served on the Boards of Directors of numerous entities affiliated with Mellon Bank.

SHAUN F. O'MALLEY, 61......  Mr. O'Malley is currently the Chairman Emeritus of Price Waterhouse LLP, a position he has held since July 1995. Prior to that, he served as Chairman and Senior Partner of Price Waterhouse LLP. He currently serves as a member of the Boards of Directors of The Finance Company of Pennsylvania and The Philadelphia Contributionship, a member of the Boards of Overseers of The Wharton School and The Curtis Institute of Music and as the Chairman of the Ethics Resource Center.

RALPH S. SAUL, 74..........  Mr. Saul has been a Director of the Company since
Chairman of the Investment   June 1995. He currently serves as a director of
and Finance Committee;       American Buildings Company, Commonwealth
Member of the Audit          Ventures, PH II, Inc., The Brookings Institution
Committee, Compensation      and the Committee for Economic Development. Mr.
Committee and Organization   Saul served as Chairman of the Board of Drexel
Committee of the Board       Burnham Lambert during its Chapter 11
                             reorganization ending in 1992. During his career, in addition to the aforementioned positions, he has served as director of the Division of Trading and Markets of the United States Securities and Exchange Commission, President of the American
                             Stock Exchange, Chief Executive Officer of INA
                             Corporation and Co-Chief Executive Officer and
                             Chairman of the Board of CIGNA Corporation.

WILLIAM J. SCHOEN, 61......  Mr. Schoen is currently the Chairman of the
                             Board, President and Chief Executive Officer of Health Management Associates, Inc., positions he has held for more than five years. In addition to serving on the Board of Directors of Health Management Associates, he also serves on the Board of Directors of First Union National Bank of Florida.

DIRECTORS NOT SERVING ON THE BOARD FOLLOWING THE ANNUAL MEETING

  The following information, as of July 15, 1996, is provided with respect to each of the Company's current Directors not serving on the Board following the Annual Meeting:

STAFFORD R. GRADY, 75......  Mr. Grady has been a Director of the Company
Member of the Audit          since October 1991. Mr. Grady has served as Vice
Committee and Compensation   Chairman Emeritus of Sanwa Bank California
Committee of the Board       (formerly Lloyds Bank California) for more than
                             five years. Mr. Grady also has served as a Director of CIGNA. He previously served as Commissioner of Insurance for the State of California.

JOHN T. GURASH, 85.........  Mr. Gurash has been the Chairman of the Board and
Chairman of the Board;       a Director of the Company since August 1989. Mr.
Chairman of the Executive    Gurash served as Chairman of the Board of
Committee and Organization   Certainteed Corporation from 1978 to 1992. Mr.
Committee; Member of the     Gurash is a former Chairman of the Board and
Investment and Finance       Chief Executive Officer of INA Corporation, the
Committee of the Board       holding company of Insurance Company of North
                             America and other companies, which was CIGNA's predecessor before its merger with Connecticut
                             General Insurance Company. Mr. Gurash is also a member of the Board of Weingart Foundation and Chairman Emeritus of Saint Gobain Corporation, in which capacity he has the right to attend and vote at meetings of its Board of Directors.

CHARLES M. WILLIAMS, 79....  Mr. Williams has been a Director of the Company
Member of the Audit          since October 1991. Mr. Williams has been
Committee and Investment     President of Charles M. Williams Associates, a
and Finance Committee of     business consulting firm, for more than five
the Board                    years. Mr. Williams is the George Gund Professor
                             of Commercial Banking, Emeritus, Harvard
                             University Graduate School of Business
                             Administration.

EXECUTIVE OFFICERS

  Set forth below is certain information, as of July 15, 1996, with respect to the executive officers of the Company and its subsidiaries who are not Directors of the Company (Paul J. Kardos, President and Chief Executive Officer, is discussed above):

LARRY K. BECKER, 47........  Mr. Becker was named Executive Vice President in
Executive Vice President     February 1992 and Chief Financial Officer in
and Chief Financial Officer  January 1986. Mr. Becker has been with the
                             Company for 26 years.

EDWARD L. NAJIM, 52........  Mr. Najim was named Executive Vice President in
Executive Vice President     February 1992 and has had responsibility for
                             marketing operations since September 1989. Mr.
                             Najim has been with the Company for 25 years.

GERARD F. BONNETT, 63......  In December 1995, Mr. Bonnett was named Senior
Senior Vice President        Vice President with primary responsibility for
                             insurance operations. Mr. Bonnett has over 35 years experience in the insurance industry and has been with the Company since September 1991, previously serving as Assistant Vice President, Risk Management. From March 1990 through August
                             1991 he was associated with Zenith Insurance
                             Company in an underwriting management capacity.

GEORGE J. ZOCK, 45.........  Mr. Zock was named Senior Vice President in
Senior Vice President and    February 1992 and Treasurer in September 1989.
Treasurer                    Mr. Zock has been with the Company for 23 years.

ANN M. CAPARROS, 43........  Ms. Caparros joined the Company in March 1994 as
Vice President, General      Vice President, General Counsel and Corporate
Counsel and Corporate        Secretary. From March 1989 through February 1994
Secretary                    she was associated with John Deere Insurance
                             Group and its affiliates and served as Assistant
                             Vice President, Vice President, General Counsel,
                             Corporate Secretary and Claims Manager. Ms.
                             Caparros has 18 years of experience in the insurance industry.

ROGER W. FISHER, 44........  Mr. Fisher joined the Company in February 1990 as
Vice President and           Vice President and Controller. Mr. Fisher also
Controller                   has 10 years of experience in public accounting
                             and two additional years of experience in private accounting, in each case specializing in the insurance industry.

SPECIAL ADVISORY BOARD

  The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board on a regular basis. The educators and education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended.

BOARD OF DIRECTORS

  There were seven members on the Company's Board of Directors as of January 1, 1996. The Board met six times during 1995. No Director of the Company other than Leonard I. Green attended fewer than seventy-five percent of the meetings of the Board and the Committees to which he was appointed during the period of 1995.

  The standing committees of the Board consist of the Executive Committee, the Compensation Committee, the Organization Committee, the Investment and Finance Committee and the Audit Committee. Each standing committee has a charter which defines its role and power.

  The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board. The current members of the Committee are Messrs. Gurash (Chairman), Green and Kardos. The Executive Committee did not meet during 1995.

  The Compensation Committee reviews, approves and recommends the compensation of officers and Directors of the Company. The current members of the Committee are Messrs. Green (Chairman), Grady, Heth and Saul. The Compensation Committee met one time during 1995.

  The Organization Committee oversees planning relating to the senior management of the Company and Chief Executive Officer succession issues and also recommends nominees to the Board of Directors. The Organization Committee will consider nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparros, Corporate Secretary. Current members of the Committee are Messrs. Gurash (Chairman), Kardos and Saul. As the Organization Committee was first constituted as a separate committee from the Compensation Committee in 1996, it did not meet during 1995.

  The Investment and Finance Committee approves investment strategies and monitors the performance of investments made on behalf of the Company and its subsidiaries and oversees issues and decisions relating to the Company's capital structure. Current members of the Committee are Messrs. Saul (Chairman), Green, Gurash, Heth and Williams. The Investment and Finance Committee met three times during 1995.

  The Audit Committee oversees the financial reporting and internal operating controls of the Company. It meets with both management and the Company's independent public accountants. The current members of the Committee are Messrs. Heth (Chairman), Grady, Saul and Williams. The Audit Committee met four times during 1995.

  In addition to its standing committees, in February 1994 the Board of Directors established a Special Committee to represent the interests of the Shareholders of the Company other than those controlled by Gibbons, Goodwin van Amerongen ("GGvA") with regard to GGvA's disposition of the shares of Common Stock controlled by it. The Special Committee completed its work and therefore ceased to exist as a Committee of the Board on May 3, 1995. The Special Committee met three times during 1995. Throughout its existence, the members of the Special Committee were Messrs. Grady (Chairman), Heth and Williams.

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

  The following tables set forth certain information regarding the Company's Common Stock owned on July 15, 1996 by each person who is known by the Company to own beneficially more than five percent (5%) of the Company's Common Stock, and by each of the Company's Directors, Board Nominees, the named executive officers, and by all Directors, Board Nominees and executive officers of the Company as a group. Except as otherwise indicated, to the Company's knowledge, all shares are beneficially owned, and investment and voting power is held solely by the persons named as owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                            AMOUNT OF
   TITLE OF                                                 BENEFICIAL PERCENT
    CLASS     BENEFICIAL OWNER                              OWNERSHIP  OF CLASS
   --------   ----------------                              ---------- --------
 SECURITY OWNERSHIP OF FIVE PERCENT BENEFICIAL OWNERS
 Common Stock Chieftain Capital Management, Inc. (1).....   2,699,250    12%
 Common Stock Neuberger & Berman L.P. (2)................   1,307,430     6%
 Common Stock Richard C. Blum & Associates et al. (3)....   1,196,900     5%
 SECURITY OWNERSHIP OF DIRECTORS, BOARD NOMINEES AND
  EXECUTIVE OFFICERS
 Common Stock William W. Abbott..........................         800      *
 Common Stock Stafford R. Grady (4)......................       5,000      *
 Common Stock Leonard I. Green (5).......................      99,909      *
 Common Stock John T. Gurash (6).........................      27,000      *
 Common Stock Donald G. Heth (7).........................       9,050      *
 Common Stock Emita B. Hill..............................           0      *
 Common Stock Paul J. Kardos (8).........................     756,528     3%
 Common Stock Jeffrey L. Morby...........................           0      *
 Common Stock Shaun F. O'Malley..........................         200      *
 Common Stock Ralph S. Saul..............................       1,000      *
 Common Stock William J. Schoen..........................           0      *
 Common Stock Charles M. Williams (9)....................       6,500      *
 Common Stock Larry K. Becker (10).......................     227,059     1%
 Common Stock Edward L. Najim (11).......................     216,209     1%
 Common Stock George J. Zock (12)........................     112,738      *
 Common Stock Ann M. Caparros (13).......................      17,500      *
 Common Stock Richard W. Stilwell (14)...................      50,000      *
 Common Stock All Directors, Board Nominees and Executive
               Officers as a group (19 persons) (4), (5),
               (6), (7), (8), (9), (10), (11), (12),
               (13), (14), (15)..........................   1,541,561     8%

- --------
*Less than one percent.
(1) The address of Chieftain Capital Management, Inc. ("CCM") is 12 East 49th Street, New York, New York 10017. CCM's beneficial ownership results from an investment on behalf of its clients and executives (including their immediate families and family trusts). The foregoing is based on a
    Schedule 13D and a Schedule 13G filed by CCM in February 1996.
(2) The address of Neuberger & Berman L.P. is 605 Third Avenue, New York, New York 10158-3698. Neuberger & Berman L.P. is deemed to be a beneficial owner for purpose of Section 13(d) of the Exchange Act since it has shared power to make decisions whether to retain or dispose of the securities of many unrelated clients. Neuberger & Berman L.P. does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. The foregoing is based on Amendment No. 2 to a Schedule 13G filed by Neuberger & Berman L.P. in February 1996.
(3) The beneficial owners consist of BK Capital Partners IV, L.P., a California limited partnership ("BK IV"); Stinson Capital Partners L.P., a California limited partnership ("Stinson"); Insurance Company Supported Organizations Pension Plan ("ICSOPP"); The Carpenters Pension Trust for Southern California (the "Carpenters Trust"); Richard C. Blum & Associates, L.P., a California limited partnership ("RCBA L.P."); Richard
    C. Blum & Associates, Inc., a California corporation ("RCBA Inc."); and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. BK IV and Stinson, whose principal business is investing in securities, have a principal office at 909 Montgomery Street, Suite 400, San Francisco, California 94133. RCBA L.P. is the sole general partner of BK IV and Stinson and an investment adviser to the Carpenters Trust and ICSOPP. RCBA L.P., whose principal business is acting as general partner for investment partnerships and providing investment advisory and financial consulting services, is a registered investment adviser with the Securities and Exchange Commission and with the State of California. The sole general partner of RCBA L.P. is RCBA Inc. The principal business office address of RCBA L.P. and RCBA Inc. is 909 Montgomery Street, Suite 400, San Francisco, California 94133. The Carpenters Trust is a trust, governed by a board of trustees. Its principal office is located at 520 South Virgil Avenue, 4th Floor, Los Angeles, California 90020. ICSOPP is a trust, governed by a board of trustees. The principal administrative office of ICSOPP is located at 1130 Connecticut Avenue, N.W., Washington, D.C. 20036. Because RCBA L.P. has voting and investment power with respect to 150,800 shares that are legally owned by The Common Fund for the account of its Equity Fund ("The Common Fund"), those shares are reported as beneficially owned by RCBA L.P. The Common Fund is principally engaged in the business of managing investments for educational institutions. The principal administrative office of The Common Fund is located at 450 Post Road East, Westport, Connecticut 06991-0909. The Common Fund disclaims membership in a group with any of the listed beneficial owners and disclaims beneficial ownership of any shares held by the listed beneficial owners. Voting and investment power concerning the above shares are held solely by RCBA L.P. The listed beneficial owners therefore may be deemed to be members of a group, in which case each listed beneficial owner would be deemed to have beneficial ownership of an aggregate of 1,196,900 shares of the Common Stock. As the sole general partner of RCBA L.P., RCBA Inc. is deemed the beneficial owner of the securities over which RCBA L.P. has voting and investment power. As Chairman, director and substantial shareholder of RCBA Inc., Richard C. Blum might be deemed to be the beneficial owner of the securities beneficially owned by RCBA, Inc. Mr. Blum and the other shareholders, directors and executive officers of RCBA, Inc. disclaim beneficial ownership of any of the securities that are beneficially owned by RCBA, Inc. The foregoing is based on a Schedule 13D filed by RCBA L.P. in June 1996.
(4) Consists entirely of shares issuable upon the exercise of stock options granted on February 18, 1992 under the Option Plan, which expire on February 18, 2002.
(5) Includes 20,000 shares owned by a living trust for which Mr. Green and Emese Tardy-Green are Trustees and 535 shares held by Mrs. Tardy-Green in an IRA account as to which Mr. Green has shared voting and dispositive power. Also includes 4,465 shares which Mr. Green holds in an IRA account. In addition, 74,909 shares are owned by a trust for which Mr. Green has shared voting and dispositive power.
(6) Includes 25,000 shares issuable upon the exercise of stock options granted on November 14, 1991 under the Option Plan, which expire on November 14, 2001. In addition, Mr. Gurash is a Trustee for a family trust which holds 2,000 shares.
(7) Includes 4,522 shares issuable upon the exercise of stock options granted on November 14, 1991 under the Option Plan, which expire on November 14, 2001.
(8) Includes options to purchase 250,000 shares of Common Stock which are currently exercisable pursuant to the Option Plan. All such options expire on November 14, 2001. Also includes 496,696 shares which Mr. Kardos holds as Trustee of a personal trust, 6,662 shares held by his children and 3,170 shares held by his children as Trustees for their respective trusts as to which Mr. Kardos shares voting and dispositive power.
(9) Includes 5,000 shares issuable upon the exercise of stock options granted on February 18, 1992 under the Option Plan, which expire on February 18, 2002.

(10) Includes options to purchase 75,000 shares of Common Stock which are currently exercisable pursuant to the Option Plan. All such options expire on November 14, 2001. Also includes 35,000 shares which Mr. Becker holds as Trustee for his wife's trust and 35,000 shares as Trustee for a personal trust.
(11) Includes options to purchase 75,000 shares of Common Stock which are currently exercisable pursuant to the Option Plan. All such options expire on November 14, 2001. Also includes 4,500 shares which are held by Mr. Najim's child and 66,242 shares held by his wife, as to which Mr. Najim shares voting and dispositive power.
(12) Includes options to purchase 45,000 shares of Common Stock which are currently exercisable pursuant to the Option Plan. All such options expire on November 14, 2001. Also includes 200 shares owned by Mr. Zock's children under the Uniform Gift to Minors Act for which Mr. Zock is the custodian and 33,769 shares held by his wife, as to which Mr. Zock shares voting and dispositive power.
(13) Consists entirely of options to purchase 17,500 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 12,500 shares granted pursuant to the Option Plan, 7,500 of which will vest on March 7, 1997, and 5,000 of which will vest on March 7, 1998. Ten thousand (10,000) of such options expire on March 7, 2004. Twenty thousand (20,000) of such options expire on March 7, 2005.
(14) Consists entirely of options to purchase 50,000 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Fifteen thousand (15,000) of such options expire on September 3, 2002. Thirty-five thousand (35,000) of such options expire on March 8, 2003.
(15) Includes options for the group of Directors, Board Nominees and executive officers to purchase 563,897 shares of Common Stock which are currently exercisable pursuant to the Option Plan; does not include options to purchase 13,125 shares which vest in the future. The grant dates and vesting schedules vary; however, each award expires ten (10) years from the date of grant.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table sets forth all reportable compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and four most highly compensated executive officers for services rendered in the capacities described above.

                                                             LONG TERM
                                                            COMPENSATION
                                                            ------------
                                   ANNUAL COMPENSATION         AWARDS
                               ---------------------------- ------------
                                               OTHER ANNUAL               ALL OTHER
   NAME AND PRINCIPAL          SALARY   BONUS  COMPENSATION OPTIONS/SARS COMPENSATION
        POSITION          YEAR   ($)   ($)(3)      ($)          (#)         ($)(4)
   ------------------     ---- ------- ------- ------------ ------------ ------------
Paul J. Kardos..........  1995 393,756 393,756      416             0       15,037(5)
President & Chief
Executive                 1994 375,000 475,000    2,208             0       15,037(5)
Officer                   1993 363,750 400,000        0             0       21,814(5)
Larry K. Becker.........  1995 185,004 185,004        0             0       14,677(6)
Executive Vice President
&                         1994 177,252 225,000        0             0       14,677(6)
Chief Financial Officer   1993 165,126 200,000        0             0       21,382(6)
Edward L. Najim.........  1995 185,004 185,004        0             0       14,845(7)
Executive Vice President  1994 177,252 225,000        0             0       14,845(7)
- --Marketing               1993 165,126 190,000        0             0       21,433(7)
George J. Zock..........  1995 145,008 145,008        0             0       14,597(8)
Senior Vice President     1994 137,508 175,000        0             0       14,581(8)
& Treasurer               1993 122,508 140,000        0             0       21,285(8)
Ann M. Caparros.........  1995 135,846  67,923        0        20,000       11,412(9)
Vice President,
Secretary &               1994 106,413  60,000        0        10,000       21,548(9)
General Counsel (1)
Richard W. Stilwell (2).  1995 262,500 131,250        0             0       11,929(10)
Consultant                1994 255,213 110,000        0             0       11,925(10)
                          1993 250,008 100,000        0        35,000       75,236(10)

- --------
 (1) Ms. Caparros joined the Company on March 7, 1994.
 (2) During 1995, Mr. Stilwell was Senior Executive Vice President. Effective December 22, 1995, he is employed as a consultant for the Company. (See Agreements with Key Employees.)
 (3) The Bonus amounts were paid pursuant to the Horace Mann Incentive Compensation Program.
 (4) Includes Company contributions to the Horace Mann Supplemental Retirement and Savings ("401(k)") Plan and to the Horace Mann Money Purchase Pension ("MPP") Plan (both defined contribution plans), and Company contributions attributable to group term life insurance premiums.
 (5) For Mr. Kardos, $3,750 was contributed to the 401(k) Plan in 1995, $3,750 in 1994 and $4,497 in 1993. In addition, $10,500 was contributed to the MPP Plan on behalf of Mr. Kardos in 1995, $10,500 in 1994 and $16,509 in 1993. In 1995, $787 was attributed to group term life insurance premiums, $787 in 1994 and $808 in 1993.
 (6) For Mr. Becker, $3,750 was contributed to the 401(k) Plan in 1995, $3,750 in 1994 and $4,497 in 1993. In addition, $10,500 was contributed to the MPP Plan on behalf of Mr. Becker in 1995, $10,500 in 1994 and $16,509 in 1993. In 1995, $427 was attributed to group term life insurance premiums, $427 in 1994 and $376 in 1993.
 (7) For Mr. Najim, $3,750 was contributed to the 401(k) Plan in 1995, $3,750 in 1994 and $4,497 in 1993. In addition, $10,500 was contributed to the MPP Plan on behalf of Mr. Najim in 1995, $10,500 in 1994 and $16,509 in 1993. In 1995, $595 was attributed to group term life insurance premiums, $595 in 1994 and $427 in 1993.

 (8) For Mr. Zock, $3,750 was contributed to the 401(k) Plan in 1995, $3,750 in 1994 and $4,497 in 1993. In addition, $10,500 was contributed to the MPP Plan on behalf of Mr. Zock in 1995, $10,500 in 1994 and $16,509 in 1993. In 1995, $347 was attributed to group term life insurance premiums, $331 in 1994 and $279 in 1993.
 (9) For Ms. Caparros, $3,750 was contributed to the 401(k) Plan in 1995 and $2,438 in 1994. In addition, $7,500 was contributed to the MPP Plan on behalf of Ms. Caparros in 1995 and $5,321 in 1994. In 1995, $162 was attributed to group term life insurance premiums and $119 in 1994. Also includes $13,670 attributable to relocation expenses paid in 1994.
(10) For Mr. Stilwell, $3,750 was contributed to the 401(k) Plan in 1995, $3,750 in 1994 and $1,563 in 1993. In addition, $7,500 was contributed to the MPP Plan on behalf of Mr. Stilwell in 1995, $7,500 in 1994 and $11,792 in 1993. In 1995, $679 was attributed to group term life insurance premiums, $675 in 1994 and $692 in 1993. Also includes $61,189 attributable to relocation expenses paid in 1993.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                            POTENTIAL
                                                                           REALIZABLE
                                                                            VALUE AT
                                                                         ASSUMED ANNUAL
                                                                         RATES OF STOCK
                                                                              PRICE
                                                                          APPRECIATION
                                                                           FOR OPTION
                          INDIVIDUAL GRANTS(1)                               TERM(2)
- ------------------------------------------------------------------------ ---------------
                                     OPTIONS/SARS
                                      GRANTED TO
                          OPTIONS/   EMPLOYEES IN EXERCISE OR
                            SARS     FISCAL YEAR  BASE PRICE  EXPIRATION
NAME                     GRANTED (#)  % OF TOTAL    ($/SH)       DATE     5%($)  10%($)
- ----                     ----------- ------------ ----------- ---------- ------- -------
Paul J. Kardos..........      0           0            0          0         0       0
Larry K. Becker.........      0           0            0          0         0       0
Edward L. Najim.........      0           0            0          0         0       0
George J. Zock..........      0           0            0          0         0       0
Ann M. Caparros.........   20,000        100%       $22.24     03/06/05  280,000 708,800
Richard W. Stilwell.....      0           0            0          0         0       0

- --------
(1) For the grant of options shown, one-quarter vested on the date of grant, with an additional one-quarter vesting on each of the next three anniversaries of the date of grant.
(2) The actual value, if any, an executive may realize will depend on the future performance of Common Stock and the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the values reflected in the above table. These amounts represent assumed rates of appreciation from the date the option is awarded and may not be realized by the executive.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

                               NUMBER OF SECURITIES
                              UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                              OPTIONS/SARS AT FY-END   IN-THE-MONEY OPTIONS/SARS
                                        (#)                  AT FY-END ($)
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
- ----                         ------------------------- -------------------------
Paul J. Kardos..............     250,000 / 0              3,312,500 / 0
Larry K. Becker.............      75,000 / 0                993,750 / 0
Edward L. Najim.............      75,000 / 0                993,750 / 0
George J. Zock..............      45,000 / 0                596,250 / 0
Ann M. Caparros.............      10,000 / 20,000            81,000 / 171,100
Richard W. Stilwell.........      41,250 / 8,750            142,987 / 8,313

PENSION AND EXCESS PENSION PLANS

  The following pension table illustrates the total benefits available without considering social security offsets.

                           YEARS OF COVERED SERVICE

   COVERED REMUNERATION ($)                15      20      25      30      35
   ------------------------              ------- ------- ------- ------- -------
      125,000...........................  37,500  50,000  62,500  75,000  75,000
      150,000...........................  45,000  60,000  75,000  90,000  90,000
      175,000...........................  52,500  70,000  87,500 105,000 105,000
      200,000...........................  60,000  80,000 100,000 120,000 120,000
      225,000...........................  67,500  90,000 112,500 135,000 135,000
      250,000...........................  75,000 100,000 125,000 150,000 150,000
      300,000...........................  90,000 120,000 150,000 180,000 180,000
      400,000........................... 120,000 160,000 200,000 240,000 240,000
      450,000........................... 135,000 180,000 225,000 270,000 270,000
      500,000........................... 150,000 200,000 250,000 300,000 300,000
      600,000........................... 180,000 240,000 300,000 360,000 360,000
      700,000........................... 210,000 280,000 350,000 420,000 420,000
      800,000........................... 240,000 320,000 400,000 480,000 480,000
      900,000........................... 270,000 360,000 450,000 540,000 540,000
     1,000,000.......................... 300,000 400,000 500,000 600,000 600,000

- --------
(1) Represents the maximum combined benefits payable from all qualified and nonqualified pension plans based on the pre-August 29, 1989 formula, as defined below, without regard to social security offsets.
(2) As of December 31, 1995, Mr. Kardos has 30 years of credited service; Mr. Becker has 20 years; Mr. Najim has 20 years; Mr. Zock has 20 years; Ms. Caparros has 1 year and Mr. Stilwell has 3 years.

  Compensation for purposes of the defined benefit plan includes only compensation earned while participating in the defined benefit plan. In general, eligible compensation for executive officers includes base salaries and cash bonuses. Although compensation voluntarily deferred by an employee is not considered as eligible earnings for pension purposes, there is a special exception for employees who participate in the Company's defined contribution (401(k)) plan. The employee's tax-deferred contributions to that plan are eligible earnings under the defined benefit plan. In addition, any amounts for medical insurance elected pursuant to Section 125 of the Internal Revenue Code (the Salary Reduction Program) are also considered eligible earnings under the defined benefit plan.

  For participants hired prior to August 29, 1989, annual benefits would be determined by multiplying an average of the thirty six (36) highest consecutive months of earnings by 2% times years of credited service minus 50% of the social security income benefit earned while an employee. For participants hired after August 29, 1989, benefits would be determined by multiplying an average of the thirty six (36) highest consecutive months of earnings by 1.6% times years of credited service. Under the terms of the Plan, a maximum of 30 years is eligible for credited service.

DIRECTOR COMPENSATION

  A Director, other than an employee or officer of the Company, receives an annual retainer of $25,000 and a fee of $1,000 plus expenses for attendance (whether in person or by telephone) at each Board and Board committee meeting. The Chairman of each Committee receives an additional annual retainer of $2,500 for serving in such capacity. The current Chairman of the Board of Directors is a non-executive officer of the Company who receives $200,000 as an annual retainer for his services as a Director and as Chairman of the Board. Upon the retirement from the Board of Directors of the current Chairman of the Board of Directors, the new Chairman of the Board will receive an annual retainer of $55,000 in addition to the other fees described above. If the Director Stock Plan, described herein, is adopted by the shareholders at the 1996 Annual Meeting of Shareholders, directors will have the option to take all or part of such fees in the form of Common Stock of the Company, on a deferred compensation basis, with a 25% matching addition to the sums listed above made by the Company.

AGREEMENTS WITH KEY EMPLOYEES

  The Company has entered into an employment agreement with Paul J. Kardos. That agreement has a three year term expiring on July 31, 1999, provides for his employment as Chief Executive Officer of the Company, including the duty of assisting the Board of Directors of the Company in searching for and managing an orderly transition to a successor Chief Executive Officer of the Company to succeed Mr. Kardos upon his anticipated retirement at the conclusion of the term of the agreement, and provides for an annual salary of $410,000 and an annual cash bonus to be determined by the Board of Directors but not to be less than $400,000 in any year (except for the cash bonus applicable to a partial year of employment, which will be pro-rated). The agreement also provides that if Mr. Kardos' employment is terminated by the Company without cause or by Mr. Kardos because of a material diminution in his duties, he will be paid the full cash compensation due under his contract through the remaining term of the agreement in an immediate lump sum payment and he will be treated for purposes of pension and related plans as having been employed by the Company through the end of the term of the agreement.

  On December 22, 1995, Richard W. Stilwell, 59 years old and a Senior Executive Vice President of the Company, entered into a Separation and Release Agreement providing for the termination of his employment with the Company and of his service as an executive officer of the Company. Pursuant to that agreement, Mr. Stilwell and the Company agreed that Mr. Stilwell will be employed by the Company as a consultant through August 31, 1997 for a monthly salary of $21,875. While so employed, he will be eligible for normal employee benefits but will not be eligible for participation in the Horace Mann Incentive Compensation Program after receipt of his bonus thereunder for the year ended December 31, 1995, which bonus was agreed to be calculated solely on the basis of corporate results.

  The Company in 1994 entered into agreements with certain key employees, including each of Mr. Kardos, Mr. Becker, Mr. Najim, Mr. Zock and Ms. Caparros, which provide that upon a change in control of the Company, the foregoing named executive officers will be entitled to receive an amount equal to his 1993 salary plus bonus for his continuation of employment. For Ms. Caparros, the amount for the continuation of her employment is $185,000 as she joined the Company in March 1994. Such agreements currently expire on December 31, 1996 but are subject to an evergreen annual renewal. If a change in control occurs during the term of the agreement and provided that the employee's employment is not terminated either by the employee's election or by the Company for cause prior to the sixty days following the change in control, the employee shall be entitled to receive one half of the amount on the date of the change in control and the remainder sixty days later. If the employee is terminated by the Company without cause, any payments pursuant to the agreement will become immediately due and owing by the Company.

  The Company in 1991 entered into agreements with certain key employees, including each of Mr. Kardos, Mr. Becker, Mr. Najim, Mr. Zock and in 1994 with Ms. Caparros, which provide that if, within three years after a change in control of the Company, the employee is terminated from employment by the Company, whether actually or constructively, for any reason other than cause, the employee will receive (i) a one-time cash payment, (ii) continued insurance coverage for a specified period, (iii) the present value of such employee's accrued benefits as of the date of termination under the Company's non-qualified supplemental pension plan(s) (which amount will be offset against any amount payable under such plan) and (iv) a payment sufficient to negate the effect on such employee of excise taxes attributable to the benefits received by the employee under the agreement. The one-time cash payment would be equal to 2.9 times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years, and the specified period during which such employee's insurance benefits would continue is two years, eleven months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Previously, the Compensation and Organization Committee consisted of Todd Goodwin, John T. Gurash, Donald G. Heth and Stafford R. Grady. The Administration Committee, which administered the granting of stock options, consisted of Mr. Goodwin, Edward Gibbons and Leonard I. Green. Effective August 15, 1995, the Administration Committee merged into the Compensation and Organization committee which consisted of Mr. Green, Mr. Heth, Mr. Grady and Ralph S. Saul. Effective May 14, 1996, that Committee became the Compensation Committee.

TRANSACTIONS WITH GGVA

  Messrs. Todd Goodwin and Edward Gibbons are general partners of Gibbons, Goodwin, van Amerongen ("GGvA"), which is an investment banking firm specializing in management-led acquisitions which arranged the acquisition of the Company from CIGNA Corporation in 1989. Mr. Leonard Green is a former general partner of GGvA. On May 3, 1995, the Company entered into an agreement (the "Fulcrum Agreement") with The Fulcrum III Limited Partnership and The Second Fulcrum III Limited Partnership (together, "Fulcrum") providing for the disposition of the 12.9 million shares of common stock of the Company owned by Fulcrum. GGvA is the sole general partner of Fulcrum.

  Pursuant to the Fulcrum Agreement, the Company repurchased from Fulcrum 6,500,000 shares of common stock of the Company for $169,000,000. Based on the closing price of the Company's common stock on May 3, 1995, the market value of such repurchased shares was $135,688,000. Also pursuant to the Fulcrum Agreement, the Company, at its expense (other than underwriting discount on the shares of common stock sold by Fulcrum and the costs of Fulcrum's counsel), filed with the Securities and Exchange Commission a registration statement with respect to the sale to the public of 6,079,345 shares of common stock of the Company owned by Fulcrum (the "Offering"). The Offering was completed on July 25, 1995. The shares of common stock of the Company owned by Fulcrum and not repurchased by the Company or sold in the Offering were, pursuant to the requirements of the Fulcrum Agreement, distributed to the partners of Fulcrum (the "Distribution").

  Also pursuant to the Fulcrum Agreement, as subsequently amended by an agreement settling certain litigation against, inter alia, certain of the Company's directors and GGvA, the Company was obligated to pay certain amounts to Fulcrum depending on the outcome of the Offering. As a result of the price realized in the Offering by Fulcrum for the shares of common stock sold, the Company paid $4,560,000 to Fulcrum on July 25, 1995.

  The Offering also included, pursuant to the Fulcrum Agreement, the sale by the company of 911,902 over-allotment shares of common stock for net proceeds to the Company of $20,568,000.

  Pursuant to the Fulcrum Agreement, Fulcrum also granted to the Company (i) an option to purchase all of the shares ultimately sold in the Offering at a per share price of $25.00, (ii) an irrevocable proxy with regard to the shares of common stock owned by Fulcrum and (iii) Fulcrum's agreement not to acquire any securities of the Company, participate in any solicitation of proxies or consents with respect to the voting of the Company's common stock or otherwise act to seek to control or influence the management, board of directors or policies of the Company.

  Each of Messrs. Gibbons and Green received 74,909 shares of common stock of the Company in the Distribution. Mr. Goodwin received 39,252 shares of common stock of the Company in the Distribution.

OTHER TRANSACTIONS

  The Company has purchased through broker John N. Gurash of John Gurash & Co. certain corporate insurance policies. John N. Gurash is the son of John T. Gurash, the current Chairman of the Board of the Company. John T. Gurash has no financial or operational interest in his son's business. Total annual premiums on the policies placed by John Gurash & Co. for the period August 29, 1994 to August 29, 1995 were approximately $898,509, of which it is estimated that John Gurash & Co. received commissions of approximately $67,335 or 7.5% of total premiums. The Company renewed these policies for the period August 29, 1995 to August 29, 1996, with total annual premiums of approximately $952,702, of which commissions received by John Gurash & Co. were approximately $76,216, or 8.0% of total premiums. The insurance carrier determined the amount of commission to be paid to John Gurash & Co. In April, 1996, as a result of the timing of the payment of certain of such premiums, John Gurash & Co. owed the Company $301,123.74, which it repaid to the Company within two days.

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION AND ORGANIZATION COMMITTEE OF THE BOARD OF DIRECTORS

  NOTE: The Report on Executive Compensation of the Compensation and Organization Committee and the Stock Price Performance Graph on page 20 shall not be deemed to be incorporated by reference, in whole or in part, by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

  The Compensation Committee of the Board of Directors (the "Compensation Committee") reviews compensation of the Company's named executive officers and recommends actions to the Board regarding the cash compensation (base salary and cash bonus) to be paid to the Chief Executive Officer ("CEO") and the other named executive officers of the Company. In addition, the Compensation Committee grants stock options, stock appreciation rights and restricted stock awards to employees of the Company. Currently, the components of compensation for the CEO and each named executive officer are base salary, cash bonus and stock options. Each of these components is discussed in more detail below.

BASE SALARY

  In determining the base salaries for the named executive officers of the Company, the primary information considered by the Compensation Committee are data regarding salaries paid to executives in similar positions at other insurance companies. The Compensation Committee has obtained such data from the Life Office Management Association ("LOMA") Executive Compensation Survey and the National Association of Independent Insurers ("NAII") Executive Compensation Survey, specifically: (i) the LOMA Executive Compensation Survey for U.S. Companies, which for 1995 included data on 188 insurance companies,
(ii) the LOMA Executive Compensation Survey for U.S. Companies with Assets of Between $1.5 Billion and $5 Billion, which for 1995 included data on 35 insurance companies and (iii) the NAII Executive Compensation Survey for participating insurance companies which for 1995 included data on 21 insurance companies (collectively referred to as the "compensation surveys"). The compensation surveys are used without regard to an analysis of the performance of the individual companies included in each survey. The companies which comprise the compensation surveys are not necessarily the same companies used in calculating the S&P Insurance Composite Index reflected in the Stock Price Performance Graph on page 20.

  In determining salaries, the Compensation Committee strives to have the salaries of the Company's named executive officers be at or below the average for executives in similar positions as indicated in the compensation surveys. While base salaries paid by the Company have tended to be lower than the average base salaries for similar positions as indicated in the compensation surveys, bonus incentive awards calculated as described below tend to be higher than the average bonus incentive awards as indicated in the compensation surveys. The Compensation Committee has intentionally sought this result, so that overall cash compensation to the Company's named executive officers is higher than the average for executives in similar positions as indicated in the compensation surveys, with a greater relative component of that cash compensation in bonus, which depends on the financial performance of the Company.

  The Compensation Committee may consider two additional factors in setting salaries. Those factors are the possible need for an incentive to encourage the executive to change positions or to join the Company and the length of the executive's industry experience. Either one of these factors could result in a base salary above the point determined by reference to the salaries of executives in similar positions as indicated in the compensation surveys.

  When the Compensation Committee reviews the base salary of named executive officers, which is done an average of 12 to 24 months after a prior increase, it makes adjustments to base salary on the basis of its subjective evaluation of five items. The first four items, all considered in roughly equal weight are: (i) the officer's performance regarding planning, organizing and performing assigned tasks; (ii) the officer's performance concerning managing costs; (iii) the officer's performance concerning managing personnel who report to the officer; and (iv) the officer's performance in encouraging an ethical work environment, providing exemplary customer service, and providing a work environment in which employees experience fair treatment and have an equal opportunity for advancement. The fifth item is considered only if the Compensation Committee determines that a base salary increase is warranted after analyzing the first four items. The fifth item is a review of the compensation surveys to compare the CEO or named executive officer's to the average salaries for similar positions as reported in the compensation surveys. If the CEO or named executive officer is below the average survey salaries, a larger salary increase may occur. If the CEO or named executive officer is above the average survey salaries, the officer may not receive as much of an increase as the individual would have received as a result of the analysis of only the first four items or the increase in base salary may be delayed.

  The Compensation Committee evaluated the performance of the CEO with regard to the criteria listed above and determined that the CEO should receive a salary increase in April 1995. The CEO's base salary had most recently been adjusted in April 1993, 24 months prior to the April 1995 increase. The Compensation Committee considered the CEO's leadership of the Company and its employees through a difficult period with a minimum of divergence from corporate objectives, particularly with regard to the distractions created by the announcement that the Company's 44% shareholder intended to dispose of or distribute its shares of common stock of the Company. This analysis resulted in an adjustment to his base salary of 6.7% effective April 1995. In 1995, the Compensation Committee did not set any initial base salaries for named executive officers but did review the base salaries of all named executive officers other than the CEO. In 1995, the Compensation Committee adjusted the salary of only one named executive officer other than the CEO. As a result of the analysis described above, that named executive officer's salary was increased 6% effective April 1995 which was 13 months after the officer joined the Company.

  While none of the decisions made by the Compensation Committee in 1995 involved the provisions of Section 162(m) of the Internal Revenue Code, relating to the deductibility of employee remuneration in excess of $1,000,000 in any year, the Compensation Committee has adopted a policy with regard to
Section 162(m). It is the policy of the Compensation Committee that if the total remuneration to be paid to the CEO or any named executive officer in any year falls within the ambit of Section 162(m), the Compensation Committee will structure portions of that remuneration so that they fall within the terms of
Section 162(m)(4)(C) as "performance-based compensation" and so that the non performance based remuneration of such employee in such year is less than $1,000,000.

HORACE MANN OFFICER INCENTIVE COMPENSATION PROGRAM

  The Incentive Compensation Program is a cash bonus program designed to provide additional motivation to officers to meet or exceed certain comparison measures.

  The range of normal bonus for most named executive officers (including the CEO) is 0% to 150% of base salary. However, for certain named executive officers, the range is 0% to 75% of base salary. These bonus guidelines are not absolute and may be exceeded based upon extraordinary performance. The following process is used by the Compensation Committee in determining the amount of cash bonuses paid to the named executive officers.

  The Compensation Committee begins its analysis for bonus awards at a predetermined Plan Bonus Amount ("PBA") for each named executive officer. For the named executive officers whose normal maximum bonus is 150% of base salary, the PBA is equal to 100% of base salary. For the other named executive officers, the PBA is equal to 50% of base salary. The Compensation Committee analyzes the Company comparison measures for the year just ended as compared to the Company's prior year performance, industry performance and corporate goals. As a result of its analysis of these factors, the Compensation Committee may increase or decrease the level of the bonus from the initial PBA (the "Bonus Level"). Based on its analysis of factors relevant to individual executive officers, the Compensation Committee may then adjust the applicable Bonus Level to arrive at the amount of incentive compensation which ultimately will be awarded to each named executive officer (the "Bonus Award").

  The Company comparison measures are viewed subjectively and weighed against each other as the Compensation Committee believes appropriate each year. If the Company has exceptional results, that is, the Company outperforms the industry, prior year performance and/or the Company's financial plan with regard to a number of comparison measures, the Compensation Committee will adjust the Bonus Level upward; and depending on the number and degree of exceptional results, the Bonus Level may be moved to the top of the bonus range. If the Company fails to meet or exceed the comparison measures, a comparable adjustment downward would be made to the Bonus Level; if the Company has very poor results, the Bonus Level would likely be lowered to zero.

  After analyzing the results of the Company, the Compensation Committee may consider whether the division or divisions for which a named executive officer is responsible made positive contributions to the Company's results with regard to the Company performance measures. If, in the Compensation Committee's opinion, the divisions for which a named executive officer is responsible made significant contributions to the Company's results, an upward adjustment to such executive officer's Bonus Level may be made. Conversely, less than positive contributions could result in a lower Bonus Award.

  Finally, and to a lesser extent than the first two steps, an adjustment to the Bonus Level may be made by the Compensation Committee based on its analysis of how the executive officer in question individually contributed to Company results.

  With regard to 1995, the Compensation Committee considered the following comparison measures in assessing how the Company performed in relation to its performance in 1994, the performance of the industry in 1995 and its corporate goals:

                                                    1995     1994      1995
                                                   ACTUAL*  ACTUAL*  INDUSTRY*
                                                   -------  -------  ---------
PROFITABILITY FACTORS
Earnings (Net Income)............................. $ 74.0   $ 62.9       N/A
Earnings Per Share (Fully Diluted Net Income)..... $ 2.75   $ 2.08       N/A
Operating Earnings................................ $ 69.7   $ 65.2       N/A
Operating Earnings Per Share...................... $ 2.60   $ 2.15       N/A
Property/Casualty Combined Ratio (Statutory
 Basis)...........................................   93.3%    93.7%    107.2%***
Property/Casualty Combined Ratio Excluding
 Catastrophes (Statutory Basis)...................   89.9%    89.5%    103.7%***
Property/Casualty Expense Ratio...................   19.8%    19.8%     26.1%***
EFFICIENT USE OF CAPITAL FACTOR
Return on Equity..................................   17.2%    15.1%     11.2%**
GROWTH OF BUSINESS FACTORS
Premium Written (Insurance Premium Written and
 Contract Deposits)............................... $701.5   $692.7       N/A
  Property/Casualty Companies..................... $405.8   $398.8       N/A
  Property/Casualty Premium Growth Rate (Excluding
   Involuntary)...................................    2.4%    11.1%      3.9%***+
  Life Companies.................................. $295.7   $293.9       N/A
  Life Companies Premium Growth Rate..............    0.6%     4.4%     -2.2%***
  Core Lines Premium Written...................... $620.3   $601.4       N/A
  Core Lines Premium Growth Rate..................    3.1%     9.6%      N/A
Agency Force Growth (Number of Agents)............    970      939       N/A

- --------
+Industry includes voluntary and involuntary premium.
*Dollars in millions except earnings per share.
**The median of the Standard & Poor's Insurance Industry Composite, 1995. ***As estimated by A.M. Best, 1995.

  Earnings and earnings per share in 1995 exceeded both 1994 levels and the Company's goals for 1995. However, the Compensation Committee noted that realized investment gains and losses are a component of earnings and that in 1995 investment gains and losses contributed to earnings. Because such investment gains and losses are, in the view of the Compensation Committee, largely beyond the control of the Company's officers, the Compensation Committee emphasizes operating earnings and operating earnings per share as performance factors, since these do not include investment gains and losses. For 1995, operating earnings and operating earnings per share exceeded 1994 levels by 6.9% and 20.9%, respectively, and were slightly above the Company's goals for 1995. The Compensation Committee also noted that catastrophe losses in 1995 were less than 1994 catastrophe losses and greater than anticipated in the Company's 1995 plan. The Company's earnings and earnings per share were also affected by the 1995 share repurchase. Excluding the effects of the share repurchase and catastrophe losses, operating earnings and operating earnings per share for 1995 exceeded 1994 levels by 10.1% and 9.6%, respectively. On balance, in light of the above factors, the earnings and operating earnings performance measures were viewed by the Compensation Committee as being positive for 1995.

  Return on Equity of 17.2% exceeded both the median Standard & Poor's Insurance Industry Composite return on equity of 11.2% for the year and the Company's goals for 1995. Excluding realized investment gains and losses which, as noted above, are results which the Compensation Committee felt were not directly tied to the performance of the Company's officers, return on equity was 16.2% for 1995 compared to 15.3% for 1994. Because return on equity exceeded the industry results, the Company's 1994 results and the Company's plan, this performance measure was viewed by the Compensation Committee as positive for 1995.

  While premiums written increased from 1994 to 1995, the rate of growth of premiums was less than anticipated in the Company's plan and the rate of growth of property/casualty premiums was less than for the industry. While 1995 premium growth in the Company's core lines of business exceeded overall premium growth, core line premium growth also trailed both 1994 growth and anticipated 1995 growth. The Compensation Committee viewed these performance measures as a negative factor for 1995.

  The Company's agency force grew by 3.3% from 1994 to 1995; however, this was below the Company's goal for 1995. The Company ended the year with 970 agents, the highest number in the Company's history. Hiring of new agents exceeded the Company's goal for 1995; however, retention of agents fell short of the Company's goal. The Compensation Committee viewed this performance measure as a negative factor for 1995.

  The 1995 property/casualty combined ratio decreased slightly compared to 1994 and was better than the Company's goal. The Compensation Committee noted that, excluding catastrophe losses, the combined ratio increased slightly to 89.9% in 1995 from 89.5% in 1994. Whether or not catastrophe losses are included, the Company continued in 1995 to substantially outperform the industry's combined ratio. The industry's combined ratio was 107.2% and 103.7% excluding catastrophe losses, as estimated by A.M. Best. The Compensation Committee also noted that the Company's property/casualty expense ratio of 19.8% in 1995 was equal to 1994. The Company continued in 1995 to substantially outperform the industry's expense ratio of 26.1%, as estimated by A.M. Best, and remained in the best quintile of the 100 largest property/casualty groups. The Compensation Committee viewed these factors as positive for 1995.

  In weighing these different factors, the Compensation Committee judges the Company's success in achieving three objectives: being profitable (earnings and operating earnings, aggregate and per share, and combined ratio and expense ratio), growing the Company's business (premiums, premium growth and agency force growth) and efficient use of the Company's capital (return on equity).

  For 1995, the Compensation Committee concluded, after its analysis described above, that with regard to profitability the Company's results were excellent, outperforming the insurance industry and the Company's 1994 results and meeting the Company's goals. A like conclusion was reached regarding efficient use of capital. However, with regard to growth of the business, the Compensation Committee concluded that the 1995 results were very disappointing, offsetting the positive effect of the profitability and efficient use of capital conclusions. Therefore, as a result of the Company results analysis, the Compensation Committee concluded that the Bonus Level of each named executive officer should be equal to PBA.

  After completing this analysis, the Compensation Committee decided that, with regard to 1995 Bonus Awards to the named executive officers, it would not consider divisional results or individual performance. The Compensation Committee chose to base the 1995 Bonus Awards solely on Company results to communicate to the named executive officers its view of the importance of improving the Company's performance in growing the Company's business. Therefore, the CEO's Bonus Award was equal to his PBA, $393,756, or 100% of his base salary.

HORACE MANN EDUCATORS CORPORATION 1991 STOCK INCENTIVE PLAN

  In order to retain and motivate employees, the Company maintains the Horace Mann Educators Corporation 1991 Stock Incentive Plan (the "Option Plan"). Under the Option Plan, executive officers, other employees and certain directors are eligible to receive stock options, stock appreciation rights and restricted stock awards.

  The Option Plan is administered by the Compensation Committee which is comprised of independent Directors, none of whom is eligible to receive awards. Prior to August 1995, the Option Plan was administered by the Administration Committee which was also comprised of independent Directors, none of whom was eligible to receive awards (the "Administration Committee"). The Administration Committee was dissolved in August 1995. Subject to the provisions of the Option Plan, the Compensation Committee determines the type of awards, when and to whom awards will be granted, the vesting period of the awards and the number of shares covered by each award.

  Generally stock option awards are granted at the prevailing market value of the Company's Common Stock, vest over three years and are exercisable for a period of up to ten years from the date of grant. Because awards are granted at market value, any realization of compensation by employees is tied to subsequent increases in the market price of the Company's Common Stock. The Compensation Committee believes that this causes an executive officer's financial interest with regard to such incentive compensation to parallel the financial interests of the Shareholders.

  In determining the number of options to be granted to the CEO and named executive officers under the Option Plan, if any, the Compensation Committee considers the number of shares of Common Stock of the Company and number of stock options already held by the CEO and each named executive officer and the extent to which the resultant equity interest accomplishes the desired alignment of that individual's financial interest with the financial interests of the Shareholders. If the Compensation Committee subjectively determines that the aggregate holdings of stock and options of an executive accomplishes that objective, no further award is made. If the Compensation Committee believes that an additional award is necessary to accomplish that objective, then an award is made. During 1995, the Administration Committee determined that one additional stock incentive award was appropriate to achieve that objective and awarded 20,000 options to a named executive officer. The Compensation Committee did not award any stock options to the CEO in 1995.

COMPENSATION COMMITTEE
LEONARD I. GREEN, Chairman
STAFFORD R. GRADY, DONALD G. HETH and RALPH S. SAUL, Members

STOCK PRICE PERFORMANCE GRAPH

  The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Index and the S&P Insurance Composite Index. The graph assumes $100 invested on November 18, 1991 (the date of the Company's initial public offering of its Common Stock) in Horace Mann Educators Corporation, S&P 500 Index and S&P Insurance Composite Index.

           HORACE MANN EDUCATORS CORPORATION STOCK PRICE PERFORMANCE

                  [PERFORMANCE GRAPH APPEARS HERE]

                           Nov-91    Dec-91    Dec-92    Dec-93    Dec-94    Dec-95
HMEC                        $100      $124      $160      $141      $122      $181
S&P Insurance Composite     $100      $113      $133      $141      $141      $201
S&P 500                     $100      $109      $117      $129      $130      $179

- --------
*The S&P 500 Index, as published by Standard & Poor's (S&P), assumes daily reinvestment of dividends in calculating total return. The S&P Insurance Index assumes monthly dividend reinvestment. Horace Mann Educators Corporation assumes reinvestment of dividends when paid.

                                PROPOSAL NO. 2

                        ADOPTION OF DIRECTOR STOCK PLAN

  The Board of Directors has determined that the Director Stock Plan is in the best interests of the Company and its Shareholders and by unanimous vote has recommended it to the Company's Shareholders for adoption. The proxies solicited by and on behalf of the Board of Directors will be voted "FOR" the Director Stock Plan.

  The text of the proposed Director Stock Plan is attached to this Proxy Statement as Exhibit A. The following discussion is qualified in its entirety by reference to Exhibit A.

DESCRIPTION OF THE DIRECTOR STOCK PLAN

  Administration and Eligibility. The Director Stock Plan is administered by an Administrative Committee comprised of the Chief Financial Officer and Secretary of the Company. The Director Stock Plan is intended to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Only non-employee directors are eligible to participate in the Director Stock Plan.

  Stock Subject to the Director Stock Plan. The number of shares of Common Stock reserved for issuance pursuant to the Director Stock Plan is 300,000. Shares of Common Stock issued under the Director Stock Plan may be either authorized and unissued shares or shares that have been reacquired by the Company.

  Common Stock Units. In lieu of cash, Directors can elect to receive all or a portion of their fees in the form of Common Stock Units. In order to encourage Directors to make such an election, the Company will grant to Directors additional Common Stock Units equal in value to 25% of any compensation received in the form of Common Stock Units. The number of Common Stock Units issued is determined by dividing (i) an amount equal to the dollar amount of the fees to be received in the form of Common Stock Units by (ii) the closing price per share of the Common Stock on the New York Stock Exchange on the last business day preceding the date of payment. Any cash or stock dividends payable to the Common Stock will accrue for the benefit of the Directors in the form of additional Common Stock Units.

  Delivery of Common Stock pursuant to Common Stock Units. Common Stock Units are distributed to Directors in the form of Common Stock following the Director's resignation from the Board of Directors. Each Director may elect to receive the Common Stock distributed pursuant to Common Stock Units issued either (i) immediately following his or her resignation from the Board of Directors or (ii) in annual installments over a period of time following such resignation. In addition, Common Stock Units are distributed to Directors in the form of Common Stock following the death of a Director or a Change in Control of the Company, as defined in the Director Stock Plan.

  Future Amendments to or Discontinuance of Director Stock Plan. The Board of Directors can from time to time amend, suspend or discontinue the Director Stock Plan, in whole or in part, including such amendments as it deems necessary to comply with applicable laws, rules and regulations.

  Term. The Director Stock Plan will remain in effect until September 11, 2011, unless sooner terminated by the Board of Directors.

  Estimated Common Stock Units to be Issued in 1996 under the Director Stock Plan. Directors receive an annual retainer of $25,000 and a fee of $1,000 plus expenses for attendance at each Board and Board committee meeting. The Chairman of each committee receives an additional annual retainer of $2,500 for serving in such capacity and, beginning after the 1996 Annual Meeting of Shareholders, the Chairman of the Board will receive an additional annual retainer of $55,000 for his service as Chairman of the Board. Assuming a Common Stock price of $32 per share (the closing price per share of Common Stock on July 12, 1996) and an election by each Director to receive all of his or her compensation in the form of Common Stock Units, (i) each Director would receive 781.3 Common Stock Units with respect to his or her annual retainer,
(ii) each Director would receive 31.3 Common Stock Units for attendance at each Board and Board committee meeting, (iii) the Chairman of each committee would receive 78.2 Common Stock Units with respect to his or her annual retainer for serving in such capacity and (iv) the Chairman of the Board would receive 1,718.8 Common Stock Units with respect to his annual retainer.

PURPOSE OF THE DIRECTOR STOCK PLAN

  The purpose of the Director Stock Plan is to increase the proprietary interest in the Company of non-employee members of the Board of Directors by providing for payment of all or a portion of their fees in the form of Common Stock Units, thereby increasing their incentive to contribute to the success of the Company. The Board of Directors believes that adoption of the Director Stock Plan will further align director compensation with the interests of Shareholders generally and will help attract and retain qualified Directors.

                                PROPOSAL NO. 3

        APPROVAL OF CERTAIN PROVISIONS OF THE SHORT-TERM INCENTIVE PLAN

  On July 10, 1996, the Board of Directors unanimously adopted the Short-Term Incentive Plan, which provides for annual cash bonuses to all officers of the Company.

  In 1993, Section 162(m) of the Internal Revenue Code was enacted. Section 162(m) places limits on the federal income tax deduction by the Company of certain compensation in excess of $1,000,000 for any taxable year paid to certain officers of the Company ("Covered Officers").

  Under Section 162(m), a cash bonus paid to a Covered Officer of the Company under the Short-Term Incentive Plan is exempt from the Section 162(m) deduction limitation if it qualifies as "performance based." In order to qualify awards under the Short-Term Incentive Plan as "performance based," the Board of Directors seeks the approval by the Shareholders of the following provisions of the Short-Term Incentive Plan:

    1. The employees of the Company eligible to receive awards under the Short-Term Incentive Plan will consist of all officers of the Company.

    2. The corporate performance criteria for determining bonus awards under the Short-Term Incentive Plan will be limited to objective tests based on one or more of the following, any of which may be measured either in absolute terms or as compared to other companies: financial ratings of the Company, return on equity, earnings, earnings growth, earnings per share, growth in earnings per share, operating earnings, growth in operating earnings, operating earnings per share, growth in operating earnings per share, insurance premiums, growth in insurance premiums, total return to shareholder (stock price appreciation plus dividends), combined ratio, expense ratio, number of agents and growth in number of agents. With regard to certain Covered Officers, specific measures will be established for the division of the Company in which each such officer is employed with regard to the determination of a "division" portion of the bonus award.

    3. The maximum individual annual bonus award under the Short-Term Incentive Plan is equal to 120% of the CEO's base salary ($410,000).

  The Company has been advised by its counsel that, subject to certain conditions, the Company will be entitled to federal income tax deductions with respect to bonuses paid under the Short-Term Incentive Plan (other than any "division" portion of such awards) if the above-listed provisions are approved by the Shareholders, beginning with the awards paid to officers of the Company in 1998 with respect to performance of the Company in 1997.

  The Board of Directors unanimously recommends approval of these provisions and the proxies solicited by and on behalf of the Board of Directors will be voted "FOR" these provisions.

                                PROPOSAL NO. 4

        APPROVAL OF CERTAIN PROVISIONS OF THE LONG-TERM INCENTIVE PLAN

  On July 10, 1996, the Board of Directors unanimously adopted the Long-Term Incentive Plan, which provides for cash incentive compensation payments to certain officers of the Company based on the performance of the Company over a multi-year period.

  Under Section 162(m), a cash incentive compensation payment paid to a Covered Officer under the Long-Term Incentive Plan is exempt from the Section 162(m) deduction limitation if it qualifies as "performance based." In order to qualify awards under the Long-Term Incentive Plan as "performance based," the Board of Directors seeks the approval of the following provisions of the Long-Term Incentive Plan:

    1. The employees of the Company eligible to receive awards under the Long-Term Incentive Plan will consist of certain officers designated by the Board of Directors from time to time in the top six salary levels of the Company's officers ("Eligible Officers").

    2. The performance criteria for determining incentive compensation awards under the Long-Term Incentive Plan will be limited to objective tests based on one or more of the following, any of which may be measured either in absolute terms or as compared to other companies: financial ratings of the Company, return on equity, earnings, earnings growth, earnings per share, growth in earnings per share, operating earnings, growth in operating earnings, operating earnings per share, growth in operating earnings per share, insurance premiums, growth in insurance premiums, total return to Shareholders (stock price appreciation plus dividends), combined ratio, expense ratio, number of agents and growth in number of agents.

    3. The maximum individual incentive compensation award under the Long-Term Incentive Plan is equal to 240% of the CEO's base salary ($410,000).

  The Company has been advised by its counsel that the Company will be entitled to federal income tax deductions with respect to incentive compensation payments under the Long-Term Incentive Plan if the above listed provisions are approved by the Shareholders, beginning with the awards payable with respect to the Company's performance for a period which meets the requirements of the Section 162(m) regulations.

  The Board of Directors unanimously recommends approval of these provisions and the proxies solicited by and on behalf of the Board of Directors will be voted "FOR" these provisions.

                                PROPOSAL NO. 5

               APPROVAL OF CERTAIN AMENDMENTS TO THE OPTION PLAN

  The Board of Directors has unanimously approved, and recommends to the Shareholders, certain amendments to the Option Plan (which was adopted by the Board of Directors and the Shareholders in 1991 and provides for the option price to be equal to the fair market value of the stock on the date of grant) to comply with Section 162(m) (adopted in 1993) and the regulations promulgated thereunder in order to preserve for the Company the tax deduction for compensation paid pursuant to the Option Plan.

  The Board of Directors has amended the Option Plan, subject to the approval of the Shareholders, to

    (i) limit the number of shares of Common Stock with respect to which stock options or stock appreciation rights may be granted during any calendar year to any one person (awards of stock options and of stock appreciation rights granted in tandem with each other being deemed to have been granted with respect to the same shares) to 500,000 shares; and

    (ii) require that the Option Plan be administered by a committee of the Board of Directors composed of not less than two "Outside Directors," as defined in Section 162(m) and the regulations promulgated thereunder.

  The text of the amendments to the Option Plan is attached to this Proxy Statement as Exhibit B. The foregoing and following discussion is qualified in its entirety by reference to Exhibit B.

  Compensation expense attributable to the exercise of stock options or stock appreciation rights granted under the Option Plan would be excludable from
Section 162(m)'s disallowance provisions as performance-based compensation only if the Option Plan includes a limit on the number of shares with respect to which awards may be made to any one employee in a specified period and if the Option Plan is administered by a Board of Directors committee meeting the standard described above.

  The Company has been advised by its counsel that, subject to other conditions, the Company will be entitled to federal income tax deductions with respect to compensation attributable to the exercise of stock options or stock appreciation rights granted under the Option Plan if the above listed amendments are approved by the Shareholders.

  The Board of Directors unanimously recommends approval of these provisions and the proxies solicited by and on behalf of the Board of Directors will be voted "FOR" these amendments.

                                PROPOSAL NO. 6

                       AUTHORIZATION OF PREFERRED STOCK

  The Board of Directors has determined that authorization of Preferred Stock is in the best interest of the Company and its Shareholders and by unanimous vote has recommended to the Company's Shareholders approval of a proposed amendment to the Certificate of Incorporation that would authorize the issuance of 1,000,000 shares of Preferred Stock (the "Preferred Stock Amendment"). The proxies solicited by and on behalf of the Board of Directors will be voted "FOR" the Preferred Stock Amendment.

  The text of the proposed Preferred Stock Amendment is attached to this Proxy Statement as Exhibit C. The following discussion is qualified in its entirety by reference to Exhibit C.

DESCRIPTION OF THE PREFERRED STOCK AMENDMENT

  Under the Preferred Stock Amendment, the Company will have the authority to issue 1,000,000 shares of Preferred Stock, par value $0.001 per share, at such times and for such purposes and such consideration as the Board of Directors may determine. The Preferred Stock Amendment authorizes the Board of Directors to (i) direct the issuance of the Preferred Stock from time to time in one or more series, (ii) fix by resolution or resolutions the designations and the powers, preferences and relative participation, optional or other special rights and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of the Preferred Stock, (iii) fix the number of shares constituting any such series and (iv) increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding).

  The Company currently has no authorized capital stock other than the Common Stock. The Preferred Stock Amendment will not change the number of shares of Common Stock currently authorized or outstanding, and holders of the Common Stock have no preemptive right to purchase or otherwise acquire any Preferred Stock that may be issued in the future. Unless otherwise required by law or applicable New York Stock Exchange rules, upon approval of the Preferred Stock Amendment the Company could issue the Preferred Stock without further action by the Shareholders. The Company has no present plans or commitments to issue any shares of Preferred Stock, nor does it have any present plans to apply for listing of the Preferred Stock on a national securities exchange or a securities quotation system.

PURPOSE AND EFFECT OF THE PREFERRED STOCK AMENDMENT

  The Board of Directors believes that the Preferred Stock Amendment will increase the Company's financial and business flexibility, allowing the Company to issue Preferred Stock to meet its financial needs from time to time for any proper corporate purpose as determined by the Board of Directors. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital, issuance as consideration paid by the Company for acquisitions of other businesses or assets and issuance under employee incentive or benefits plans. The Board of Directors believes that the authorization of the Preferred Stock will improve the Company's ability to respond promptly and effectively to opportunities and contingencies as they arise.

  The Preferred Stock Amendment will not, by itself, have any effect on the rights of the holders of Common Stock. However, the issuance of one or more series of Preferred Stock could affect the holders of Common Stock in a number of respects. If voting rights are granted to any series of Preferred Stock, the voting power of the Common Stock will be diluted. Dividends payable on any series of Preferred Stock will reduce the amount of funds available for the payment of dividends on the Common Stock and may result in a dilution of earnings per share on the Common Stock. Future amendments to the Certificate of Incorporation affecting the Preferred Stock may require approval by the separate vote of the holders of the Preferred Stock before action can be taken by the Company. The terms of one or more series of the Preferred Stock could prohibit the payment of dividends on the Common Stock or purchases by the Company of Common Stock. The terms of the Preferred Stock also could require that, in the event of liquidation of the Company, the holders of such Preferred Stock would be entitled to receive an amount specified for such series by the Board of Directors before any payment could be made to the holders of the Common Stock.

  In certain circumstances, the issuance of Preferred Stock or rights to acquire Preferred Stock could make it more difficult to effect a change in control of the Company. Although the Board of Directors has no current intention to do so, the Preferred Stock could be used to deter or frustrate persons seeking to gain control of the Company. For example, a series of Preferred Stock could be designated that would be convertible into Common Stock upon the happening of a triggering event such as an acquisition of a certain percentage of the Company's voting stock. The conversion of the Preferred Stock in the foregoing manner may be disadvantageous to Shareholders who would view the attempted takeover efforts as desirable. The Board of Directors currently is not aware of any planned takeover efforts. Preferred Stock with disproportionate voting rights also could be used to make it more difficult to remove directors and/or management at a time when the Shareholders would prefer to do so.

                                 PROPOSAL NO. 7

            PROHIBITION OF ACTION BY WRITTEN CONSENT OF SHAREHOLDERS

  The Board of Directors has determined that it is in the best interest of the Company and its Shareholders to require that all Shareholder action be taken at a meeting and not by means of written consent. Accordingly, by unanimous vote, the Board of Directors has recommended to the Company's Shareholders approval of a proposed amendment to the Certificate of Incorporation providing that no action may be taken by the Shareholders of the Company except at an annual or special meeting of the Shareholders (the "Consent Amendment"). The proxies solicited by and on behalf of the Board of Directors will be voted "FOR" the Consent Amendment.

  The text of the proposed Consent Amendment is attached to this Proxy Statement as Exhibit D. The following discussion is qualified in its entirety by reference to Exhibit D.

DESCRIPTION OF THE CONSENT AMENDMENT

  Unless otherwise provided in the Certificate of Incorporation, the Delaware General Corporation Law permits any action required or permitted to be taken by the Shareholders of the Company to be taken without a meeting and without a Shareholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the number of votes necessary to authorize such action at a meeting of Shareholders. The Certificate of Incorporation currently does not contain any provisions regarding Shareholder consent to action. The Consent Amendment would add an Article Fifteenth to the Certificate of Incorporation that would specify that no action may be taken by Shareholders of the Company except at an annual or special meeting of Shareholders and would specifically deny the power of Shareholders to act by written consent, without a meeting.

PURPOSE AND EFFECT OF THE CONSENT AMENDMENT

  Prohibiting Shareholder action by written consent would give all Shareholders of the Company and the Board of Directors of the Company the opportunity to review and participate in the decision making process regarding any proposed Shareholder action and, if necessary, the opportunity to take appropriate steps to protect the interests of minority Shareholders and the Company before approval of the proposed action is obtained. The Board of Directors believes that the Consent Amendment is an effective method of avoiding the disenfranchisement of minority Shareholders through the use of consent solicitations.

  The Consent Amendment would have the effect of making more difficult Shareholder actions that do not have the support of the Board of Directors. The Consent Amendment also could have the effect of discouraging a person from making a tender offer or otherwise attempting to gain control of the Company if such person were unwilling to submit its proposals to a vote of the Shareholders at a meeting. For example, the prohibition would prevent a person from attempting to take control of the Company by means of a consent solicitation to remove Directors and elect a new Board of Directors.

                                 PROPOSAL NO. 8

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

  The independent public accountants selected by the Board for the Company's fiscal year ending December 31, 1996 are KPMG Peat Marwick LLP. KPMG Peat Marwick LLP served in that capacity for the fiscal year ended December 31, 1995. A representative of that firm is expected to be present at the Annual Meeting of the Company. The representative will be given an opportunity to make a statement to the Shareholders and he or she is expected to be available to respond to appropriate questions from Shareholders of the Company.

                                 PROPOSAL NO. 9

         ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS MEETING

  As of the date of this Proxy Statement, management of the Company knows of no business that will be presented for consideration at the Annual Meeting other than that which has been referred to above. As to other business, if any, that may properly come before the meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                 OTHER MATTERS

COPIES OF ANNUAL REPORT ON FORM 10-K

  The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K to the Securities and Exchange Commission and to each person solicited hereunder who mails a written request to the Investor Relations Department, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001. The Company also will furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to the Annual Report on Form 10-K.

SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  Any proposals of Shareholders intended to be presented for inclusion in the Company's Proxy Statement and Form of Proxy for the next Annual Meeting scheduled to be held in 1997 must be received in writing by the Corporate Secretary, Ann M. Caparros, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than March 15, 1997 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to the 1997 Annual Meeting.

  Shareholders are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.

                                          By order of the Board of Directors,

                                          /s/ Ann M. Caparros

                                          Ann M. Caparros
                                          Corporate Secretary

Springfield, Illinois
August 6, 1996

  Again, we call your attention to the enclosed proxy card. PLEASE VOTE, DATE, SIGN AND RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

                                                                      EXHIBIT A

                       HORACE MANN EDUCATORS CORPORATION
                DEFERRED EQUITY COMPENSATION PLAN FOR DIRECTORS

SECTION 1. INTRODUCTION

  1.1 ESTABLISHMENT OF PLAN. Horace Mann Educators Corporation, a Delaware corporation (the "Company"), hereby establishes the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors (the "Plan") for those directors of the Company who are not employees of the Company. The Plan provides the opportunity for Directors to defer receipt of all or a part of their cash compensation on a pretax basis and to invest those deferrals in the Company's Common Stock.

  1.2 PURPOSES. The purposes of the Plan are to align the interests of Directors more closely with the interests of other shareholders of the Company, to encourage the highest level of Director performance by providing the Directors with a direct interest in the Company's attainment of its financial goals and to help attract and retain qualified Directors.

  1.3 EFFECTIVE DATE. The Plan shall be effective upon approval by the shareholders of the Company at the Company's 1996 annual meeting of shareholders. To the extent an investment or distribution of Stock may be made under the Plan, the Plan is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended.

SECTION 2. DEFINITIONS

  2.1 DEFINITIONS. The following terms shall have the meanings set forth below:

    (a) "Administrative Committee" means the committee designated in Section 3 to administer the Plan.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Change in Control" means either of the events set forth below:

      (i) any person, as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated pursuant to the Exchange Act), directly or indirectly, of securities of the Company having 25% or more of the voting power in the election of directors of the Company; or

      (ii) the occurrence within any twelve-month period during the term of the Plan of a change in the Board with the result that the Incumbent Members do not constitute a majority of the Company's Board.

    (d) "Common Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date.

    (e) "Deferred Stock Equivalent Account" means the bookkeeping account established by the Company in respect to each Director pursuant to Section
  5.3 hereof and to which shall be credited the fees deferred by the Director as provided in the Plan and the Common Stock Equivalents into which such deferred fees are deemed invested pursuant to the Plan.

    (f) "Director" means a member of the Board who is not an employee of the Company. For purposes of the Plan, an employee is an individual whose wages are subject to the withholding of federal income tax under section 3401 of the Internal Revenue Code.

    (g) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

    (h) "Fair Market Value" means as of any applicable date the closing sale price of a share of Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if Stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if Stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which Stock is listed, or, if Stock is not listed on any such exchange, the last closing bid quotation with respect to a share of Stock immediately preceding the time in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use (or any other system of reporting or ascertaining quotations then available), or if Stock is not so quoted, the fair market value at the time in question of a share of Stock as determined by the Board in good faith.

    (i) "Incumbent Members" means the members of the Board on the date immediately preceding the commencement of a twelve-month period, provided that any person becoming a Director during such twelve-month period whose election or nomination for election was approved by a majority of the Directors who, on the date of such election or nomination for election, comprised the Incumbent Members shall be considered one of the Incumbent Members in respect of such twelve-month period.

    (j) "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time.

    (k) "Payment Date" means each of the dates each year on which the Company pays fees to Directors.

    (l) "Stock" means the $.001 par value common stock of the Company.

  2.2 GENDER AND NUMBER. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

SECTION 3. PLAN ADMINISTRATION

  The Plan shall be administered by the Administrative Committee, comprised of the Chief Financial Officer and the Secretary of the Company. Subject to the limitations of the Plan, the Administrative Committee shall have the sole and complete authority: (i) to impose such limitations, restrictions and conditions as it shall deem appropriate, (ii) to interpret the Plan and to adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan and (iii) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Plan. Notwithstanding the foregoing, the Administrative Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan. The Administrative Committee's determinations on matters within its authority shall be conclusive and binding upon the Company, the Directors and all other persons.

SECTION 4. STOCK SUBJECT TO THE PLAN

  4.1 NUMBER OF SHARES. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 300,000 shares of Stock. This authorization may be increased from time to time by approval of the Board and by the shareholders of the Company if the Board determines that such shareholder approval is required. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

  4.2 ADJUSTMENTS UPON CHANGES IN STOCK. If there shall be any change in the Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to the shareholders, appropriate adjustments shall be made by the Administrative Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Administrative Committee in the terms of Common Stock Equivalents under the Plan to reflect such changes and to modify any other terms on an equitable basis as the Administrative Committee in its discretion determines.

SECTION 5. DEFERRALS AND DISTRIBUTIONS

  5.1 Deferral Elections. A Director may elect to defer receipt of all or a specified portion of the annual director's fee, the annual committee chair's fee, the annual chairman of the board's fee and/or meeting and other fees payable in cash to the Director for serving on the Board or any committee thereof. A Director may make the elections permitted hereunder by giving written notice to the Company in a form approved by the Administrative Committee. The notice shall include: (i) the percentage or dollar amount of fees to be deferred,
(ii) the date as of which deferral is to commence and (iii) subject to the limitations of this Section 5, the year in which distribution is to commence and the form (i.e., lump sum or installments over a stated number of years) of distribution. Amounts deferred by a Director pursuant to this Section 5.1 shall be converted into Common Stock Equivalents in accordance with
Section 5.3.

  5.2 TIME FOR ELECTING DEFERRAL AND CHANGE IN ELECTION. An election to defer fees shall be made in the first instance prior to the first meeting of the Board following the Company's 1996 annual meeting of shareholders and, thereafter, prior to the latest to occur of the following: (i) the beginning of the calendar year for which the fees are to be earned; (ii) such Director's first day of Board service in that year; or (iii) the thirty-first day following the date the Director first becomes eligible to participate in the Plan; provided that, an election made on or after the first day of a calendar year shall only apply to fees earned after the date of the election. An election to defer, once made, is irrevocable for the first calendar year with respect to which the election is made, except as provided in Section 5.12 hereof. An election to defer, once made, shall continue to be effective for succeeding calendar years until revoked or modified by the Director by written request to the Administrative Committee prior to the beginning of a calendar year for which fees would otherwise be deferred.

  5.3 DEFERRED STOCK EQUIVALENT ACCOUNTS. A Deferred Stock Equivalent Account shall be established for each Director. Fees deferred by a Director shall be credited to such Account as of the date such amounts would have otherwise been paid in cash to the Director, and shall be converted into Common Stock Equivalents based on Fair Market Value as of the date such amounts would have otherwise been paid in cash to the Director. A Director's Deferred Stock Equivalent Account shall also be credited with the Company matching deferral pursuant to Section 5.4 and with dividend equivalents and other distributions pursuant to Section 5.5.

  5.4 COMPANY MATCHING DEFERRAL. At such time or times as a Director's fees are deferred and credited to his or her Deferred Stock Equivalent Account as Common Stock Equivalents pursuant to Section 5.3, the Company shall match 25% of such deferred fees by crediting such Deferred Stock Equivalent Account with additional Common Stock Equivalents equal to 25% of the number of Common Stock Equivalents attributable to the Director's deferred fees.

  5.5 DIVIDEND EQUIVALENTS. Dividends and other distributions with respect to Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to a Director's Deferred Stock Equivalent Account in respect of cash dividends and any other securities or property distributed with respect to the Stock in connection with reclassifications, spinoffs and the like on the basis of the value of the dividend or other asset distributed and the Fair Market Value of the Common Stock Equivalents on the date of the announcement of the dividend or asset distribution, all at the same time and in the same amount as dividends or other distributions are paid or distributed with respect to the Stock. Fractional shares shall be credited to a Director's Deferred Stock Equivalent Account cumulatively, but the balance of shares of Common Stock Equivalents in a Director's Deferred Stock Equivalent Account shall be rounded to the next highest whole share for any distribution to such Director pursuant to this Section 5.

  5.6 STATEMENT OF ACCOUNTS. A statement as to the balance of his or her Deferred Stock Equivalent Account will be sent to each Director at least once each calendar year.

  5.7 PAYMENT OF ACCOUNTS. As soon as practicable following termination of service as a Director, a Director shall receive a distribution of his Deferred Stock Equivalent Account as directed by the Director in his most recent election deferral notice, provided, however, that any such notice, other than the initial such notice, shall not be effective to direct the time and manner of distribution of the Director's Deferred Stock Equivalent Account unless such notice is received by the Administrative Committee at least two years prior to the effective date of the Director's termination of service. Either a lump sum or the first of a stated number of equal annual installments shall be paid in the year of such termination. Succeeding installments (if any) shall be paid on January 31 of each calendar year following the calendar year in which the first payment was made. Such distribution(s) shall consist of one share of Stock for each Common Stock Equivalent credited to such Director's Deferred Stock Equivalent Account as of the Payment Date immediately preceding the date of distribution.

  5.8 PAYMENTS FOLLOWING THE DEATH OF A DIRECTOR. In the event of a Director's death before the balance of his Deferred Stock Equivalent Account is fully paid, payment of the balance of the Director's Deferred Stock Equivalent Account shall then be made to the beneficiary or beneficiaries, at such time or times and in such manner as shall be designated by the Director pursuant to
Section 5.9 or, in the absence of a designation as to the time and manner of payment, in the time and manner selected by the Administrative Committee. The Administrative Committee may, in its discretion, take into account the application of any designated beneficiary and direct that the balance of the Director's Deferred Stock Equivalent Account be paid to such beneficiary in the manner requested by such application.

  5.9 DESIGNATION OF BENEFICIARY. A Director shall file with the Administrative Committee a written designation of one or more persons as the beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the Director's death. Such designation shall also specify the manner and the time or times at which such amount shall be paid. A Director may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Administrative Committee. The last such designation received by the Administrative Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Administrative Committee prior to the Director's death and in no event shall it be effective as of a date prior to its receipt. If no such beneficiary designation is in effect at the time of the Director's death, or if no designated beneficiary survives the Director, the Director's estate shall be deemed to have been designated his beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder after the Director's death. If the Administrative Committee is in doubt as to the right of any person to receive all or part of such amount, the Company may retain such amount until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

  5.10 CHANGE IN CONTROL. Notwithstanding any provision of this Plan to the contrary, in the event of a Change in Control, each Director shall receive, within ten (10) days of the date of such Change in Control a lump sum distribution in the number of shares of Stock equal to the number of Common Stock Equivalents credited to such Director's Deferred Stock Equivalent Account as of the date of the Change in Control.

  5.11 EMERGENCY PAYMENTS. In the event of an "unforeseeable emergency" as defined herein, the Administrative Committee may determine the amounts payable under Section 5 hereof and pay all or a part of such amounts in shares of Stock without regard to the payment dates otherwise determined pursuant to Sections 5.7, 5.8 and 5.9, to the extent the Administrative Committee determines that such action is necessary in light of immediate and substantial needs of the Director (or his beneficiary) occasioned by severe financial hardship. For the purposes of this Section, an "unforeseeable emergency" is a severe financial hardship to the Director resulting from a sudden and unexpected illness or accident of the Director or beneficiary, or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Director or beneficiary, loss of the Director's or beneficiary's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director or beneficiary. Payments shall not be made pursuant to this Section to the extent that such hardship is or may be relieved: (a) through reimbursement or compensation by insurance or otherwise, (b) by liquidation of the Director's or beneficiary's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship or (c) by cessation of the Director's deferrals under the Plan. Such action shall be taken only if a Director (or a Director's legal representatives or successors) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Administrative Committee after making such inquiries as the Administrative Committee deems necessary or appropriate.

  5.12 PAYMENT OF TAXABLE AMOUNT. Notwithstanding any other provision of this
Section 5 or any payment schedule directed by a Director pursuant to Sections 5.7, 5.8 or 5.9 regardless of whether payments have commenced under this Section 5, in the event that the Internal Revenue Service should finally determine that part or all of the value of a Director's Deferred Stock Equivalent Account which has not actually been distributed to the Director is nevertheless required to be included in the Director's or beneficiary's gross income for federal income tax purposes, then the balance of the Deferred Account or the part thereof that was determined to be includable in gross income shall be distributed in shares of Stock to the Director or beneficiary, as the case may be, in a lump sum as soon as practicable after such determination, without any action or approval by the Administrative Committee. A "final determination" of the Internal Revenue Service for purposes of this Section is a determination in writing by said Service ordering the payment of additional tax, reporting of additional gross income or otherwise requiring Plan amounts to be included in gross income, which is not appealable or which the Director or beneficiary does not appeal within the time prescribed for appeals.

SECTION 6. GENERAL CREDITOR STATUS

  Each participating Director and beneficiary designated by a Director shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Director or beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets and shall be solely the obligation of the Company. The Plan is a promise by the Company to pay benefits in the future and it is the intention of the Company and participating Directors that the Plan be "unfunded" for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA")).

SECTION 7. CLAIMS PROCEDURES

  If a claim for benefits made by any person (the "Applicant") is denied, the Administrative Committee shall furnish to the Applicant, within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (i) specifies the reasons for the denial, (ii) refers to the pertinent provisions of the Plan on which the denial is based, (iii) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary and (iv) explains the claim review procedures. Upon the written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrative Committee shall afford the Applicant a full and fair review of the decision denying the claim and, if so requested: (i) permit the Applicant to review any documents which are pertinent to the claim, (ii) permit the Applicant to submit to the Administrative Committee issues and comments in writing and (iii) afford the Applicant an opportunity to meet with the Administrative Committee as a part of the review procedure. Within 60 days after its receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a hearing, require an extension of time) the Administrative Committee shall notify the Applicant in writing of its decision and the reasons for its decision and shall refer the Applicant to the provisions of the Plan which form the basis for its decision.

SECTION 8. ASSIGNABILITY

  The right of a Director and his beneficiary to receive payments or distributions hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent and distribution), assignment, pledge, encumbrance, attachment, or garnishment by creditors of a participating Director or his beneficiary.

SECTION 9. PLAN TERMINATION, AMENDMENT AND MODIFICATION

  The Plan shall automatically terminate at the close of business on the fifteenth anniversary of the effective date unless sooner terminated by the Board. The Board may at any time terminate, and from time to time may amend or modify the Plan, provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements, and, provided further that no termination, amendment or modification shall reduce the then existing balance of any Director's Deferred Stock Equivalent Account or otherwise adversely change the terms and conditions thereof without the Director's consent.

SECTION 10. GOVERNING LAW/PLAN CONSTRUCTION

  The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of New York. Nothing in this document shall be construed as an employment agreement or in any way impairing the right of the Company, the Board or its committees or the Company's shareholders, to remove a Director from service as a director, to refuse to renominate or reelect such person as a director, or to enforce the duly adopted retirement policies of the Board.

                                                                      EXHIBIT B

                     TEXT OF AMENDMENTS TO THE HORACE MANN
                EDUCATORS CORPORATION 1991 STOCK INCENTIVE PLAN

  1. Amend Section 1(l) to read as follows: "Outside Director" shall mean a director who satisfies both (i) the requirements for an "outside director" as set forth in Section 162(m) of the Code and Treasury Reg. Section 1.162-27(e)(3)(i) promulgated thereunder and (ii) the requirements for a "non-employee director" set forth in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended, or successor requirements thereto.

  2. Amend the first paragraph of Section 2 to read as follows: The Plan shall be administered by a committee of the Board composed of not less than two Outside Directors, appointed by and serving at the pleasure of the Board.

  3. Add a new paragraph to become the second paragraph of Section 3, to read as follows: The number of shares with respect to which Stock Options or Stock Appreciation Rights may be granted during any calendar year to any one person (awards of Stock Options and of Stock Appreciation Rights granted in tandem with each other being deemed to have been granted with respect to the same shares) shall not in the aggregate exceed 500,000.

                                                                      EXHIBIT C

         FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION AUTHORIZING
                                PREFERRED STOCK

  Article Fourth of the Company's Certificate of Incorporation shall be amended to read as follows:

    FOURTH. The total number of shares which the corporation shall have authority to issue is seventy six million (76,000,000), consisting of :

      (a) 75,000,000 shares of common stock, par value $0.001 per share (the "Common Stock");

      (b) 1,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative participation, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of the Preferred Stock, and to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

                                                                      EXHIBIT D

         FORM OF AMENDMENT TO CERTIFICATE OF INCORPORATION PROHIBITING
                     SHAREHOLDER ACTION BY WRITTEN CONSENT

  The Company's Certificate of Incorporation shall be amended by adding the following Article Fifteenth:

    FIFTEENTH. No action may be taken by the Stockholders of the Corporation except at an annual or special meeting of Stockholders, and the power of Stockholders to act by written consent, without a meeting, is specifically denied.

LOGO

HA-C00298

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                       HORACE MANN EDUCATORS CORPORATION

                PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                               SEPTEMBER 11, 1996

  The Undersigned Shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints Donald G. Heth, Paul J. Kardos and Ralph S. Saul or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held on September 11, 1996 at 10:00 a.m. in the Shareholders' Room, 21st Floor of The Bank of America located at 231 S. LaSalle Street, Chicago, Illinois, and any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

                         (TO BE SIGNED ON REVERSE SIDE)

                                                                  -------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                  -------------

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[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of Directors
       FOR     WITHHELD
       [_]        [_]
NOMINEES: William W. Abbott, Leonard I. Green, Donald G. Heth, Emita B. Hill,
          Paul J.Kardos, Jeffrey L. Morby, Shaun F. O'Malley, Ralph S. Saul and William J. Schoen
For, except vote withheld from the following nominee(s):

- ---------------------------------------------------------------------------
2. To approve the Horace Mann Educators Corporation Deferred Equity Compensation Plan for Directors;
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
3. To approve, for purposes of Internal Revenue Code Section 162(m), certain provisions of the Company's 1996 Annual Cash Incentive Plan;
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
4. To approve, for purposes of Internal Revenue Code Section 162(m), certain provisions of the Company's 1996 Long-Term Cash Incentive Plan;
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
5. To approve certain amendments to the Company's 1991 Stock Incentive Plan;
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
6. To approve an amendment to the Company's Certificate of Incorporation to authorize the issuance of 1,000,000 shares of Preferred Stock;
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
7. To approve an amendment to the Company's Certificate of Incorporation pro-viding that no action may be taken by the Shareholders of the Company except at an annual or special meeting of the Shareholders;
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
8. To ratify the appointment of KPMG Peat Marwick LLP, independent certified public accountants, as the Company's auditors for the year ending December 31, 1996; and
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]
9. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.
       FOR     AGAINST     ABSTAIN
       [_]       [_]         [_]

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 8 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 9.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST CO., 40 WALL STREET, 48TH FLOOR, NEW YORK, NEW YORK 10005.

SIGNATURE(S) ____________________________________DATE _________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

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